Exhibit10(b)

EXECUTION VERSION

AMENDMENT AGREEMENT dated as of August 11, 2011 (this “Amendment Agreement”) by and among Cliffs Natural Resources Inc., an Ohio corporation (the “Borrower”), the Required Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Amended Agreement (as defined below).

Reference is made to the Term Loan Agreement dated as of March 4, 2011 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”) among the Borrower, the Lenders from time to time party thereto and the Administrative Agent.

WHEREAS, the Borrower and the other parties hereto desire to amend, as of the Amendment Effective Date (as defined below), the Existing Credit Agreement and to enter into certain other agreements herein, in each case subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment of the Existing Credit Agreement. Effective as of the Amendment Effective Date:

(a) The Existing Credit Agreement is hereby amended in its entirety in the form of the amended Term Loan Agreement set forth as Annex B hereto (the Existing Credit Agreement, as so amended, being referred to as the “Amended Agreement”), as evidenced by the changes set forth in Annex A hereto.

(b) Except for (i) Schedule 5.9, which has been deleted in its entirety in the Amended Agreement, and (ii) Exhibit D (the changes to which are set forth in Annex A hereto), all schedules and exhibits to the Existing Credit Agreement, in the forms thereof immediately prior to the Amendment Effective Date, will continue to be schedules and exhibits to the Amended Agreement.

SECTION 2. Representations and Warranties. To induce the other parties hereto to enter into this Amendment Agreement, the Borrower represents and warrants to each other party hereto that as of the date hereof (or such other date as specified):

(a) This Amendment Agreement is within its corporate power and has been duly authorized by all necessary corporate action. This Amendment Agreement has been duly executed and delivered by the Borrower. This Amendment Agreement is a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The representations and warranties of the Borrower set forth in Article 5 of the Amended Agreement are true and correct in all material respects on and as of the Amendment Effective Date (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date).

(c) Immediately after giving effect to this Amendment Agreement and the transactions contemplated hereby, no Default has occurred and is continuing.

SECTION 3. Effectiveness of this Amendment Agreement. This Amendment Agreement shall become effective as of the date hereof (the “Amendment Effective Date”); provided that the Administrative Agent shall have received from the Borrower, the Administrative Agent and the Required Lenders a counterpart of this Amendment Agreement signed on behalf of such party (which counterpart may be a facsimile or an original counterpart).

SECTION 4. Effectiveness of Amended Credit Agreement. The Administrative Agent shall notify the Borrower and the Lenders of the Amendment Effective Date and such notice shall be conclusive and binding.

SECTION 5. Effect of Amendment. (a) Except as expressly set forth herein or in the Amended Agreement, this Amendment Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Amended Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other provision of the Existing Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Amended Agreement or any other Loan Document in similar or different circumstances.

(b) On and after the Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof’, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Amended Agreement.

2

This Amendment Agreement shall constitute a “Loan Document” for all purposes of the Amended Agreement and the other Loan Documents.

SECTION 6. Governing Law. THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 7. Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment Agreement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

SECTION 8. Counterparts. This Amendment Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Amendment Agreement by telecopy or pdf by email will be effective as delivery of a manually executed counterpart of this Amendment Agreement.

SECTION 9. Headings. Section headings herein are included for convenience of reference only and are not part of this Amendment Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment Agreement.

SECTION 10. Severability. If any provision of this Amendment Agreement or any other Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11. Successors and Assigns. The provisions of this Amendment Agreement shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

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3

CLIFFS NATURAL RESOURCES INC.

By:	/s/ Laurie Brlas
	Name:	Laurie Brlas
	Title:	Executive Vice President, Finance and Administration and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

BANK OF AMERICA, N.A.

By:	/s/ Andrew Richards
	Name:	Andrew Richards
	Title:	Senior Vice President

BANK OF MONTREAL, CHICAGO BRANCH

By:	/s/ Joseph W. Linder
	Name:	Joseph W. Linder
	Title:	Vice President

CITIBANK, N.A.

By:	/s/ Raymond G. Dunning
	Name:	Raymond G. Dunning
	Title:	Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Matthias Guillet
	Name:	Matthias Guillet
	Title:	Director

By:	/s/ Joseph Philbin
	Name:	Joseph Philbin
	Title:	Director

FIFTH THIRD BANK

By:	/s/ Martin H. McGinty
	Name:	Martin H. McGinty
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Suzannah Harris
	Name:	Suzannah Harris
	Title:	Vice President

MIZUHO CORPORATE BANK (USA)

By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Senior Vice President

NATIONAL AUSTRALIA BANK ABN #12-004-044-937

By:	/s/ Paul Scott
	Name:	Paul Scott
	Title:	Associate Director, Client Coverage Americas

RBS/CITIZENS, N.A.

By:	/s/ Curtis C. Hunter III
	Name:	Curtis C. Hunter III
	Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Masakazu Hasegawa
	Name:	Masakazu Hasegawa
	Title:	General Manager

THE BANK OF TOKYO-MITSUBISHI UFI, LTD.

By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

TORONTO DOMINION (NEW YORK) LLC

By:	/s/ Debbi L. Brito
	Name:	Debbi L. Brito
	Title:	Authorized Signatory

WELLS FARGO BANK, N.A.

By:	/s/ Tim Green
	Name:	Tim Green
	Title:	Director

WESTPAC BANKING CORPORATION

By:	/s/ Henrik Jensen
	Name:	Henrik Jensen
	Title:	Director Corporate & Institutional Banking

Annex B

[Amended Term Loan Agreement]

Conformed as Amended by Amendment No. 1

thereto dated as of August 11, 2011

TERM LOAN AGREEMENT

Dated as of March 4, 2011

Among

CLIFFS NATURAL RESOURCES INC.

VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

CITIGROUP GLOBAL MARKETS INC.

as Syndication Agents

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Bookrunners

and

FIFTH THIRD BANK, PNC BANK, N.A.,

BANK OF MONTREAL, THE BANK OF NOVA SCOTIA,

COMMONWEALTH BANK OF AUSTRALIA, KEYBANK NATIONAL ASSOCIATION,

RBS CITIZENS, N.A. and U.S. BANK NATIONAL ASSOCIATION

as Documentation Agents

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS; INTERPRETATION

Section 1.01. Definitions	1
Section 1.02. Interpretation	27
Section 1.03. Change in Accounting Principles	27
Section 1.04. Rounding	28

ARTICLE 2
THE CREDIT FACILITIES

Section 2.01. Commitments	28
Section 2.02. Applicable Interest Rates	28
Section 2.03. Manner of Borrowing Loans and Applicable Interest Rates	29
Section 2.04. Minimum Borrowing Amounts; Maximum Eurodollar Loans	31
Section 2.05. Repayment of Loans	31
Section 2.06. Prepayments and Commitment Reductions	32
Section 2.07. Payments	33
Section 2.08. Evidence of Indebtedness	34
Section 2.09. Incremental Loans	35
Section 2.10. Undrawn Commitment Fees	36

ARTICLE 3
CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent To Effective Date	36
Section 3.02. Conditions Precedent to Closing Date	37

ARTICLE 4
THE GUARANTIES

Section 4.01. Guaranties	39
Section 4.02. Further Assurances	39

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01. Organization and Qualification	39
Section 5.02. Authority and Enforceability	40
Section 5.03. Financial Reports	40
Section 5.04. No Material Adverse Change	41

Exhibit A	—	Notice of Borrowing
Exhibit B	—	Notice of Continuation/Conversion
Exhibit C	—	Term Note
Exhibit D	—	Compliance Certificate
Exhibit E	—	Assignment and Assumption

Schedule 1	—	Commitments
Schedule 5.3	—	Contingent Liabilities
Schedule 5.5	—	Litigation
Schedule 5.10(a)	—	Restricted Subsidiaries
Schedule 5.10(b)	—	Unrestricted Subsidiaries
Schedule 5.17	—	Capitalization
Schedule 5.21	—	Affiliate Transactions
Schedule 6.13	—	Existing Liens
Schedule 6.15	—	Permitted Investments
Schedule 6.15(A)	—	Existing Investments in Non-Joint Ventures
Schedule 10.8	—	Administrative Agent’s Office; Certain Addresses for Notices

TERM LOAN AGREEMENT

This Term Loan Agreement is entered into as of March 4, 2011, by and among Cliffs Natural Resources Inc., an Ohio corporation (the “Borrower”), the various institutions from time to time party to this Agreement as Lenders, and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

The Borrower has requested, and the Lenders have agreed to extend, a term loan on the terms and conditions set forth in this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.01. Definitions. The following terms when used herein shall have the following meanings:

“2013 PP Notes” means the 6.31% Series 2008A Notes, Tranche A, due June 15, 2013 of the Borrower issued pursuant to the Note Purchase Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity interests of any Person (other than a Person that is a Subsidiary of the Borrower), or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Borrower), provided that the Borrower or a Subsidiary of the Borrower is the surviving entity.

“Acquisition Indebtedness” means Indebtedness incurred in connection with an Acquisition.

“Additional Lender” is defined in Section 2.09 hereof.

“Administrative Agent” means JPMorgan Chase Bank, N.A., as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.06 hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.8 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” is defined in Section 8.05 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 30% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 30% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agent Parties” is defined in Section 10.08(c) hereof.

“Agreement” means this Term Loan Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Amapa” means Anglo Ferrous Amapá Mineração Ltda., a company organized under the Laws of Brazil.

“Amapa Investment” means, collectively, all Investments by the Borrower and its Subsidiaries in Amapa.

“Applicable Margin” means, from time to time, the applicable rate per annum set forth below:

Initial Loans

Prior to delivery by the Borrower of its consolidated financial statements for the period ending June 30, 2011, 0.625% for Base Rate Loans and 1.625% for Eurodollar Loans.

Thereafter, the applicable rate per annum set forth in the table below based on the applicable Leverage Ratio as specified below:

Leverage Ratio	Base Rate Loans	Eurodollar Loans
Less than 1.00:1.00	0%	0.875%
Greater than or equal to 1.00:1.00 and less than 1.50:1.00	0.125%	1.125%
Greater than or equal to 1.50:1.00 and less than 2.00:1.00	0.375%	1.375%
Greater than or equal to 2.00:1.00 and less than 2.75:1.00	0.625%	1.625%
Greater than or equal to 2.75:1.00	0.875%	1.875%

For purposes of the foregoing, each change in the Applicable Margin with respect to any Loan resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 6.01 of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that such Applicable Margin shall be based on the rates per annum set forth above opposite the words “Greater than or equal to 2.75:1.00” if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 6.01 or within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

In the event that any financial statement or compliance certificate delivered pursuant to Section 6.01 is inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected compliance certificate for such Applicable Period, and (iii) the Borrower shall promptly pay to the Administrative Agent (for the account of the Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This paragraph shall survive the termination of this Agreement.

Incremental Loans

As specified in the applicable Incremental Amendment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangement Agreement” means that Arrangement Agreement, dated as of January 11, 2011, between the Borrower and the Target, as amended,

restated, supplemented or otherwise modified from time to time (subject to Section 3.02(h)).

“Arrangement Agreement Representations” means such of the representations made by or on behalf of the Target in the Arrangement Agreement as are material to the interests of the Lenders (as reasonably determined by the Administrative Agent).

“Arrangement Effective Date” means the date upon which the Arrangement (as defined in the Arrangement Agreement) becomes effective as established by the date of issue shown on the certificate giving effect to the Arrangement (as defined in the Arrangement Agreement) to be issued by the Director after the Articles of Arrangement have been filed.

“Articles of Arrangement” is defined in the Arrangement Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.01 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the sum of 1% plus the rate for deposits in U.S. Dollars with a one-month maturity, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day (or if such day is not a Business Day, on the immediately preceding Business Day) and (c) the rate of interest in effect for such day as publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York. The “prime rate” is a rate set by JPMCB based upon various factors including JPMCB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMCB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.02(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower Materials” is defined in Section 6.01 hereof.

“Borrowing” means the total of Loans of a single type and Tranche advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 2.03(a) hereof.

“Business Day” means a day of the year (i) on which banks are not required or authorized to close in New York, New York or Chicago, Illinois and (ii) if the applicable Business Day relates to any Eurodollar Loan, on which dealings in deposits in U.S. Dollars are carried on in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America and securities that are the direct obligations of any member state of the European Union or any other sovereign nation, which at the time of acquisition thereof, was not targeted for sanctions by the Office of Foreign Assets Control of the United States Department of the Treasury so long as the full faith of and credit of such nation is pledged in support thereof, provided that in each case any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P or the highest rating available by any other credit agency of national standing or an equivalent rating from a comparable foreign rating agency, in each case maturing within one year of the date of issuance thereof; (c) investments in certificates of deposit or banker’s acceptances issued by any Lender or by any commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less; (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) investments in auction reset securities, which are variable rate securities with interest rates that reset no less frequently than quarterly in each case rated “AA” or better by S&P, “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing; (f) investments in variable rate demand notes and bonds that are credit enhanced by any commercial bank having capital and surplus of not less than $100,000,000; and (g) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), (d), (e) and (f) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” shall mean and include any Person or related Persons constituting a “group” for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, becoming the beneficial owner or owners, directly or indirectly, of a majority of the Voting Stock (determined by number of votes) of the Borrower (the “Beneficial Owners”). As used herein, the term “Voting Stock” shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty or (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. or any of their respective affiliates.

“Cliffs Erie” means Cliffs Erie L.L.C., a Delaware corporation.

“Cliffs Sonoma Entities” means, collectively, Cliffs Australia Washplant Operations Pty Ltd ACN 123 748 032 and Cliffs Australia Coal Pty Ltd ACN 123 583 326.

“Closing Date” means the date on which each condition described in Section 3.02 has been satisfied or waived pursuant to Section 10.11.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commitment” means, (i) on or prior to the Closing Date, as to any Lender, the obligation of such Lender to make a Loan to the Borrower hereunder on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment” attached hereto and made a part hereof and (ii) subsequent to the Closing Date, any obligation of a Lender to make an Incremental Loan.

“Commitment Termination Date” means the earliest of (i) the Closing Date, (ii) April 29, 2011 (or such later date as the “Outside Date” (as defined in the Arrangement Agreement) may be extended pursuant to the definition thereof, but in any event no later than July 29, 2011) and (iii) the date of any termination of the Total Commitment pursuant to Section 2.06.

“Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable principal amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, corrective or response actions, abatement, removal and remedial costs, compliance costs, reasonable investigation expenses, reasonable consultant fees, reasonable attorneys’ and paralegals’ fees and reasonable litigation expenses.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform its obligation to fund any portion of its Loan hereunder within one Business Day of the Closing Date, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) otherwise has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or direct or indirect parent company thereof by a Governmental Authority.

“Depositary” is defined in the Arrangement Agreement.

“Director” is defined in the Arrangement Agreement.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period plus, without duplication, (a) all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state and local income taxes as accrued for such period, (iii) depreciation of fixed assets and amortization of intangible assets for such period, (iv) non-cash items decreasing Net Income for such period, (v) cash charges and other expenses associated with or relating to the Transactions in an aggregate amount not to exceed $149,300,000 and (vi) costs associated with the issuance of Indebtedness (whether or not consummated) (but excluding any such costs amortized through or otherwise included or to be included in Interest Expense for any period), minus, without duplication, (b) the sum of (i) cash payments made during such period in respect of items added to the calculation of Net Income pursuant to clause (a)(iv) above during such period or any previous period, and (ii) non-cash items increasing Net Income for such period; provided, however, that, solely for the purposes of calculating compliance with Section 6.18(a), EBITDA for any period shall (x) include the EBITDA for any Person or business unit that has been acquired by the Borrower or any of its Restricted Subsidiaries for any portion of such period prior to the date of acquisition, and (y) exclude the EBITDA for any Person or business unit that has been disposed of by the Borrower or any of its Restricted Subsidiaries for the portion of such period after the date of disposition. Notwithstanding the foregoing, for purposes of determining the EBITDA of the Target for the fiscal quarters ending March 31, 2011, June 30, 2011 and September 30, 2011, such amount shall be calculated for the period from January 1, 2011 through the end of the relevant fiscal quarter then ending, as applicable, and multiplied by 4, 2 and 4/3, respectively.

“Effective Date” means the date on which each condition described in Section 3.01 has been satisfied or waived pursuant to Section 10.11 and this Agreement becomes effective in accordance with Section 10.25.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, or liability under, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Law pertaining to (a) the protection of the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Escrow Arrangement” means an arrangement whereby the proceeds of the Loans are funded and/or transferred to one or more bank accounts of the Borrower or one or more wholly-owned Subsidiaries of the Borrower pursuant to irrevocable instructions given to the depositary bank in each instance that (i) the Borrower or such Subsidiary shall only be permitted to disburse such funds (x) in connection with foreign exchange transactions in connection with the Transactions; provided that the proceeds of any such foreign exchange transactions are deposited in bank accounts pursuant to the irrevocable instructions to the applicable depositary bank described in this definition and (y) to the Depositary and other payees pursuant to Section 6.03(3) of the Arrangement Agreement and (ii) require it to return such funds to the Administrative Agent on the third Business Day following the funding of the Loans unless such funds shall have been disbursed as permitted by clause (i)(y) of this definition on or prior to such date; provided that (A) amounts so returned to the Administrative Agent shall be in United States dollars (converted if necessary by the depositary bank from the currency in which they are then held) and (B) any currency exchange gains or losses shall be for the sole account of the Borrower and shall not affect its obligations to repay the Loans in accordance with Section 2.05. The Escrow Arrangement shall be documented in a manner reasonably satisfactory to the Administrative Agent.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.02(b) hereof.

“Event of Default” means any event or condition identified as such in Section 7.01 hereof.

“Excess Interest” is defined in Section 10.19 hereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) except as otherwise provided in this clause (c), in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 8.05), any withholding tax that is imposed pursuant to FATCA and any other withholding tax imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability to comply with Section 10.01(f) and (g)(iii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 10.01(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of hereof and any regulations or official interpretations thereof.

“Fee Letters” means, (i) the Arranger Fee Letter dated February 2, 2011 among the Borrower, the Lead Arrangers, JPMCB and Bank of America, N.A. and (ii) the Agency Fee Letter dated February 2, 2011 among the Borrower, JPMCB and J.P. Morgan Securities LLC.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means each Subsidiary which is organized under the Laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect in the United States as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Material Subsidiary (other than Cleveland Cliffs International Holding Company) from time to time party to a Guaranty in accordance with the provisions of Article 4 hereof. As of the Effective Date, the Guarantors are The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Cliffs Sales Company, Northshore Mining Company, Cliffs Minnesota Mining Company, Cliffs North American Coal LLC, CLF PinnOak LLC, Silver Bay Power Company, Cliffs Empire, Inc., Cliffs TIOP, Inc., Cliffs Logan County Coal, LLC and Cliffs West Virginia Coal Inc.

“Guaranty” and “Guaranties” each is defined in Section 4.01 hereof.

“Hazardous Material” means (a) any “hazardous substance” as defined in CERCLA and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity hedging arrangements.

“Hedging Liability” means the liability of the Borrower or any Restricted Subsidiary under any Hedge Agreement.

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.09.

“Incremental Loan” shall have the meaning assigned to such term in Section 2.09.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any reimbursement liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (i) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (j) all Contingent Obligations; provided, however that the term “Indebtedness” shall not include (i) trade payables arising in the ordinary course of business, (ii) any letter of credit secured by cash or Cash Equivalents, and (iii) up to $500,000 in obligations under the Agreement for Loan of Minnesota Investment Fund dated August 24, 2004 between United Taconite LLC and the Township of McDavitt.

“Indemnitee” is defined in Section 10.13(b) hereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Lender” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A. and Citi.

“Initial Loan” is defined in Section 2.01 hereof.

“Initial Maturity Date” means the fifth anniversary of the Closing Date.

“Interest Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) EBITDA of the Borrower and its Restricted Subsidiaries for the four fiscal quarters of the Borrower most recently ended to (b) Interest Expense of the Borrower and its Restricted Subsidiaries for the same four fiscal quarters most recently ended.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date seven or fourteen days or one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the following calendar week, in respect of any seven (7) or fourteen (14) day Interest Period, or in another calendar month, in respect of any other Interest Period, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means any investment, made in cash or by delivery of Property, by the Borrower or any of its Restricted Subsidiaries (i) in any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, guaranty, advance, capital contribution or otherwise, or (ii) in Property.

“Joint Venture” means any corporation, partnership, limited liability company or other entity or organization that has Voting Stock directly or indirectly owned by the Borrower; provided, however, that, notwithstanding this definition, none of the following shall be a Joint Venture hereunder: (i) any Wholly-Owned Subsidiary, (ii) any trade creditor or customer in which the Borrower or any of its Subsidiaries has made an Investment pursuant to clause (l) of the definition of Restricted Investments, (iii) any entity or organization set forth on Schedule 6.15(A), (iv) Amapa, and (v) any entity or organization in which the Borrower or any of its Subsidiaries has made an Investment (other than any Investment in an entity or organization that was a Joint Venture immediately prior to such Investment) pursuant to clause (o) of the definition of Restricted Investments.

“JPMCB” is defined in the introductory paragraph of this Agreement.

“Laws” means, collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations,

ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and binding and enforceable agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger” means each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., in its capacity as a joint lead arranger and joint bookrunner.

“Lenders” means and includes JPMCB and the other financial institutions from time to time party to this Agreement, including each Additional Lender and each assignee Lender pursuant to Section 10.10 hereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 8.04 hereof or to avoid the unavailability of Eurodollar Loans under Section 8.03 hereof, so long as such designation is not disadvantageous to the Lender.

“Leverage Ratio” means, on any date, the ratio of Total Funded Debt on such date to EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“LIBOR” means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by JPMCB to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Loan being made, continued or converted by JPMCB and with a term equivalent to such Interest Period would be offered by JPMCB’s London Branch to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means an Initial Loan or an Incremental Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Fee Letters and each other instrument or document to be executed or delivered by the Borrower or any Restricted Subsidiary hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower or any Restricted Subsidiary to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Restricted Subsidiary of any Loan Document to which it is a party.

“Material Subsidiary” shall mean and include (i) each Wholly-Owned Subsidiary that is a Domestic Subsidiary, except any Wholly-Owned Subsidiary that is a Domestic Subsidiary and does not have (together with its Subsidiaries) (a) at the time of determination thereof, consolidated total assets that constitute more than 5% (or 10% if the date of determination is prior to January 1, 2012) of the consolidated total assets of the Borrower and its Subsidiaries at such time and (b) consolidated gross revenues for any fiscal year of the Borrower ending on or after January 1, 2012, that constitute more than 5% (or 10% for a fiscal year ending on December 31, 2010 or December 31, 2011) of the consolidated gross revenues of the Borrower and its Subsidiaries during such fiscal year and (ii) each Domestic Subsidiary that the Borrower has designated to the Administrative Agent in writing as a Material Subsidiary. As of the Effective Date, the Material Subsidiaries are The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Cliffs Sales Company, Northshore Mining Company, Cliffs Minnesota Mining Company, Cliffs North American Coal LLC, CLF PinnOak LLC, Silver Bay Power Company, Cliffs Empire, Inc., Cliffs TIOP, Inc., Cleveland-Cliffs International Holding Company, Cliffs Logan County Coal, LLC and Cliffs West Virginia Coal Inc.

“Maturity Date” means (i) with respect to the Initial Loans, the Initial Maturity Date and (ii) with respect to any Tranche of Incremental Loans, the Maturity Date therefor specified in the applicable Incremental Amendment.

“Maximum Rate” is defined in Section 10.19 hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Restricted Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that (a) there shall be excluded from Net Income (i) the net income (or net loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of, or has merged into or consolidated with, the Borrower or another Restricted Subsidiary and (ii) the net income (or net loss) of any Person (other than a Restricted Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries during such period, and (b) solely for the purposes of calculating compliance with Section 6.18(a), Net Income for any period shall (i) include the net income (or net loss) for any Person or business unit that has been acquired by the Borrower or any of its Restricted Subsidiaries for any portion of such period prior to the date of acquisition, and (ii) exclude the net income (or net loss) for any Person or business unit that has been disposed of by the Borrower or any of its Restricted Subsidiaries for the portion of such period after the date of disposition.

“Net Worth” means, at any time the same is to be determined, total shareholders’ equity (including capital stock, additional paid-in capital, and retained earnings after deducting treasury stock) which would appear on the balance sheet of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Non-Guarantor Subsidiaries” means each Restricted Subsidiary that is not a Guarantor.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and the Guarantors arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Guarantor thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” is defined in Section 10.10(d) hereof.

“Participant Register” is defined in Section 10.10(d) hereof.

“Patriot Act” is defined in Section 5.23(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Commitment represented by such Lender’s Commitment at such time. The initial Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Permitted Acquisition” means any Acquisition with respect to which the following condition is satisfied: after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenant contained in Section 6.18(a) hereof on a pro forma basis.

“Permitted Investment Amount” means an amount equal to (a) $150,000,000 plus (b) 20% of positive consolidated Net Income for each fiscal year of the Borrower commencing with the Borrower’s fiscal year ending December 31, 2006. As of December 31, 2010, the Permitted Investment Amount was equal to $608,180,000.

“Permitted Lien” is defined in Section 6.13 hereof.

“Permitted Securitization Financing” means any sale or sales of any accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets of the Borrower and/or any of its Subsidiaries, and financing secured by the assets so sold, including, without limitation, any revolving purchase(s) of such assets; provided that such financing shall be non-recourse to the Borrower or any Restricted Subsidiary (other than a special purpose Subsidiary with no assets other than the financial assets which are the basis for such financing).

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or any other entity or organization.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Platform” is defined in Section 6.01 hereof.

“Portman Limited Facility” means any credit agreement, multi-option facility, facility agreement, loan agreement or other agreements or instruments entered into from time to time under which the applicable lenders or holders of such instruments have agreed to make loans or otherwise extend credit to Cliffs Natural Resources Holdings Pty Ltd or any Restricted Subsidiary thereof.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Restricted Subsidiaries under GAAP.

“Project Indebtedness” is defined in Section 6.12(c) hereof.

“Public Lender” is defined in Section 6.01 hereof.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Register” is defined in Section 10.10(c) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Required Lenders” means at any time (i) on or prior to the Closing Date, Lenders whose aggregate Commitments constitute more than 50% of the Total Commitment and (ii) after the Closing Date, Lenders whose outstanding Loans constitute more than 50% of the sum of the total outstanding Loans; provided, that the Commitment of, and the portion of the outstanding Loans held or deemed held by, any Defaulting Lender shall, so long as such Lender is a

Defaulting Lender, be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” shall mean any of the President, Chairman, Chief Executive Officer, Chief Operating Officer, Vice Chairman, any Executive Vice President, Chief Financial Officer, General Counsel, Chief Legal Officer, Treasurer or Assistant Treasurer, of the Borrower.

“Restricted Investments” means all Investments except the following:

(a) property, plant and equipment to be used in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(b) current assets arising from the sale of goods and services in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(c) existing Investments in Restricted Subsidiaries disclosed on Schedule 5.10(a) hereof;

(d) Permitted Acquisitions; provided that in the case of any Permitted Acquisition with consideration in excess of $100,000,000, the Borrower shall deliver to the Administrative Agent at least 3 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to any such Acquisition a certificate confirming pro forma compliance with Section 6.18 hereof;

(e) Investments disclosed on Schedule 6.15, including without limitation, Schedule 6.15(A);

(f) Investments in cash and Cash Equivalents;

(g) Hedging Liability to any other Person, in all cases incurred in the ordinary course of business and not for speculative purposes;

(h) Contingent Obligations permitted by Section 6.12 hereof;

(i) mergers and consolidations permitted by Section 6.14 hereof;

(j) loans and advances to directors, employees and officers of the Borrower and its Restricted Subsidiaries for bona fide business purposes in the ordinary course of business;

(k) Investments by the Borrower or any Wholly-Owned Subsidiary that is a Restricted Subsidiary in or to any other Wholly-Owned Subsidiary that is a Restricted Subsidiary and Investments by any Restricted Subsidiary in the Borrower or any Wholly-Owned Subsidiary that is a Restricted Subsidiary;

(l) Investments in securities of trade creditors or customers in the ordinary course of business that are received (i) in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or (ii) in the settlement of debts created in the ordinary course of business;

(m) Investments in Joint Ventures for the purpose of financing such entities’ (i) operating expenses incurred in the ordinary course of business, (ii) reasonable Capital Expenditures and (iii) other reasonable obligations that are accounted for by the Borrower and its Restricted Subsidiaries as increases in equity in such Joint Ventures;

(n) the Amapa Investment;

(o) Investments of the Borrower and its Restricted Subsidiaries to make acquisitions of additional mining interests or for other strategic or commercial purposes; provided that, (i) in no event shall the amount of such Investments exceed the Permitted Investment Amount and (ii) after giving effect to any such Investment, no Default or Event of Default shall exist, including with respect to the covenants contained in Section 6.18 hereof on a pro forma basis; provided further that, in the case of any such Investment in which the aggregate amount to be invested is greater than $100,000,000, the Borrower shall deliver to the Administrative Agent at least 3 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to such Investment a certificate confirming such pro forma compliance;

(p) the Sonoma Investment; and

(q) Investments, not otherwise permitted under clauses (a)-(p), of the Borrower and its Restricted Subsidiaries; provided that the Borrower shall be in pro forma compliance with Section 6.18 hereof and, in the case of any Investment in excess of $100,000,000, shall deliver to the Administrative Agent at least 3 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to such Investment a certificate confirming such pro forma compliance.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolver” means the Amended and Restated Multicurrency Credit Agreement dated as of August 11, 2011 among the Borrower, certain foreign subsidiaries of the Borrower and the lenders, agents and arrangers party thereto, as further amended, restated, supplemented or otherwise modified and in effect from time to time, and any replacement credit facility therefor.

“SEC” is defined in Section 6.01(e) hereof.

“Security” has the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

“Sonoma” means the unincorporated joint venture formed by QCoal Sonoma Pty Ltd, Watami (Qld) Pty Ltd, CSC Sonoma Pty Ltd., JS Sonoma Pty Ltd and Cliffs Australia Coal Pty Ltd, a Wholly-Owned Subsidiary of the Borrower, for the purpose of mining and developing a coal mine in Queensland, Australia, including the construction of a washplant by Cliffs Australia Washplant Operations Pty Ltd, an indirectly held Wholly-Owned Subsidiary of the Borrower.

“Sonoma Investment” means, collectively, all Investments by the Borrower and its Restricted Subsidiaries in Sonoma.

“Specified Representations” means the representations and warranties of the Borrower contained in Section 5.01, 5.02, 5.13, 5.22 and 5.23(b).

“Spot Rate” means, for a currency, the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Permitted Liens” means, with respect to any Person, any of the following:

(a) inchoate Liens for the payment of taxes which are not yet due and payable or, in the case of the Borrower or any of its Restricted Subsidiaries, the payment of which is not required by Section 6.07;

(b) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA);

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(d) Liens created by or pursuant to this Agreement;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of such Person;

(g) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which such Person shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured, provided that, the aggregate amount of such judgments or awards secured by Liens permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $50,000,000 (except to the extent fully (excluding any deductibles or self-insured retention) covered by insurance pursuant to which the insurer has accepted liability therefor in writing) at any one time outstanding;

(h) Liens in the nature of royalties, dedications of reserves or similar rights or interests granted, taken subject to or otherwise imposed on properties consistent with normal practices in the iron ore mining industry;

(i) Liens incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for Indebtedness) or arising by virtue of deposits made in the ordinary course of business to security liability for premiums to insurance carriers and/or benefit obligations to claimants;

(j) leases or subleases of properties, in each case entered into in the ordinary course of business so long as such leases or subleases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the Property subject thereto;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with the past business practices of such Person, and any products or proceeds thereof to the extent covered by such Liens;

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of Law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m) the filing of UCC financing statements in connection with operating leases, consignment of goods or bailment agreements; and

(n) Liens securing reimbursement obligations with respect to trade or commercial letters of credit that encumber only the documents underlying such letters of credit and any products or proceeds thereof to the extent covered by such Liens.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.

“Target” means Consolidated Thompson Iron Mines Limited, a corporation existing under the laws of Canada.

“Target Material Adverse Effect” means any fact, change, development, event, occurrence, action, omission or effect that, individually or in the aggregate (a) results in or is reasonably likely to result in a material adverse effect on the business, assets, properties, liabilities, obligations, financial condition or results of operations of the Target and its Subsidiaries, taken as a whole, other than any fact, change, development, event, occurrence, action, omission or effect relating to or arising in connection with (i) changes, developments, or events affecting the iron ore mining industry, to the extent that they do not materially disproportionately affect the Target and its Subsidiaries, taken as a whole, in relation to other companies in the iron ore mining industry, (ii) the economy in general, or financial or capital markets in general, in the United States of America or Canada or elsewhere in the world, to the extent that they do not materially disproportionately affect the Target and its Subsidiaries, taken as a whole, in relation to other companies in the iron ore mining industry, (iii) relating to the rate at which Canadian dollars can be exchanged for United States dollars or vice versa; (iv) changes (after the date of the Arrangement Agreement) in Law or in generally accepted accounting principles or in accounting standards affecting the iron ore mining industry, (v) the announcement or pendency of the Arrangement Agreement or the anticipated consummation of the Arrangement, or the completion of the transactions contemplated by the Arrangement Agreement, (vi) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Arrangement Agreement to the extent that they do not materially disproportionately affect the Target and its Subsidiaries, taken as a whole, in relation to other companies in the iron ore mining industry, (vii) earthquakes, hurricanes, tornados or other natural disasters to the extent that they do not materially disproportionately affect the Target and its Subsidiaries, taken as a whole, in relation to other companies in the iron ore mining industry, (viii) operations restrictions due to port activity interruptions and rail suspensions (A) resulting from force majeure events pursuant to the Contracts set forth in Schedule 1.01 of the Disclosure Letter (as in effect on the January 11, 2011) and (B) to the extent such restrictions do not materially disproportionately affect the Target and its Subsidiaries, taken as a whole, in relation to other persons subject to such restrictions, or (ix) any decline in the market price, or change in trading volume, of the common shares in the capital of the Target or any failure to meet publicly announced revenue or earnings projections or internal projections (it being understood that, without limiting the applicability of the provisions contained in clauses (i) through (ix) above, the cause or causes of any such decline, change or failure may be deemed to constitute, in and of itself and themselves, a Target Material Adverse Effect and may be taken into consideration when determining whether a Target Material Adverse Effect has occurred) or (b) would prevent or materially impede or delay the completion of the Arrangement. The capitalized terms used in this definition and not otherwise defined herein shall have the meanings set forth in the Arrangement Agreement as in effect on January 11, 2011.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Thompson Bond Reorganization” is defined in the Arrangement Agreement.

“Thompson Bond Defeasance” is defined in the Arrangement Agreement.

“Total Commitment” means, at any time on or prior to the Closing Date, the aggregate amount of Commitments. At the Effective Date, the Total Commitment is $1,250,000,000.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Restricted Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of Indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness of the Borrower and its Restricted Subsidiaries at such time.

“Trade Date” is defined in Section 10.10(b)(i)(B) hereof.

“Tranche” means each tranche of Loans hereunder consisting of (i) the Initial Loans or (ii) Incremental Loans having identical terms borrowed on the same date pursuant to Section 2.09.

“Transactions” means (i) the plan of arrangement pursuant to the Arrangement Agreement, including the payment of the cash consideration payable pursuant to the Arrangement Agreement, (ii) the execution, delivery and performance of this Agreement, including the funding of the Loans hereunder and the application of the proceeds thereof, (iii) the repayment or defeasance of certain Indebtedness of the Target and its Subsidiaries and (iv) the payment of the fees and expenses incurred in connection with the Arrangement Agreement, this Agreement and related transactions.

“Transition Period” means the period commencing on the date the Borrower or any Subsidiary acquires any Person or line of business and ending on the last day of the fourth full fiscal quarter following the date of the consummation of such Acquisition.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated, from time to time, by the Borrower in writing to the Administrative Agent as an Unrestricted Subsidiary; provided, however, that at the time of such designation (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) after giving effect to such designation, the Borrower shall be in pro forma compliance with each of the financial covenants set forth in Section 6.18, and (c) the Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of the Borrower certifying that the conditions set forth in clauses (a) and (b) above are satisfied (which certificate shall attach supporting information and calculations with respect to the requirements set forth in clause (b) above).

“U.S. Dollar Equivalent” means, at any time, with respect to any amount denominated in any currency other than U.S. Dollars, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of U.S. Dollars with such currency.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Voting Stock (except directors’ qualifying shares) of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

“Withholding Agent” is defined in Section 10.01(a) hereof.

Section 1.02. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to New York, New York time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 1.03. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.03 hereof and such change shall result in a change in the calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Restricted Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.03, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the Effective Date.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE 2

THE CREDIT FACILITIES

Section 2.01. Commitments. Each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make a loan (each individually an “Initial Loan” and, collectively, the “Initial Loans”) in U.S. Dollars to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. The Commitments shall terminate on the Commitment Termination Date (after the making of any Loans to be made hereunder on such date in accordance with the terms and conditions hereof). Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein.

Section 2.02. Applicable Interest Rates. (a) Base Rate Loans. Subject to the provisions of clause (c) below, each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as applicable, and the actual days elapsed) on the unpaid principal amount of such Loan from the date such Loan is advanced or created by conversion from a Eurodollar Loan until the Maturity Date (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on the last Business Day of each month and on the Maturity Date (whether by acceleration or otherwise).

(b) Eurodollar Loans. Subject to the provisions of clause (c) below, each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until the Maturity Date (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus LIBOR applicable for such Interest Period, payable in arrears on the last Business Day of each Interest Period applicable to such Loan and the Maturity Date and, if any applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

(c) Default Rate. While any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law and before and after the commencement of any proceeding under any Debtor Relief Law) on the principal amount of all Loans owing by it at a rate per annum equal to:

(i) for any Base Rate Loan, the sum of 2.0% per annum plus the Applicable Margin plus the Base Rate from time to time in effect; and

(ii) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect.

While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent, acting at the request or with the consent of the Required Lenders.

(d) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.03. Manner of Borrowing Loans and Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrowing on the Closing Date, each conversion of Loans from Base Rate Loans to Eurodollar Loans and Eurodollar Loans to Base Rate Loans, and each continuation of Eurodollar Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone and promptly confirmed in writing, substantially in the form attached hereto as Exhibit A (Notice of Borrowing) or Exhibit B (Notice of Continuation/ Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Each such notice must be received by the Administrative Agent by no later than 11:00 a.m.: (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of, conversion to or continuation of Eurodollar Loans and (ii) at least one Business Day before the date on which the Borrower requests the Lenders to advance a Borrowing of or conversion to Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice.

All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, which existing Borrowings are to be continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifying the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 2.03(a) above and, if such notice requests such Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each such Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions; Defaults.

(i) Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.03(a) and such Borrowing is not prepaid in accordance with Section 2.06, such Borrowing shall automatically be converted into a Borrowing of Eurodollar Loans with an Interest Period of one month.

(ii) During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Loans without the consent of the Required Lenders.

(d) Disbursement of Loans. Not later than 12:00 noon on the Closing Date, subject to Article 3 hereof, each Lender shall make available its Initial Loan comprising part of such Borrowing in funds immediately available at the Administrative Agent’s Office. The Administrative Agent shall make such proceeds available to the Borrower at such account with such financial institution as the Administrative Agent has previously agreed to with the Borrower.

(e) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.03 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by this Section 2.03) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.13(c) are several and not joint. The failure of any Lender to make any Loan, to make any payment under Section 10.13(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.13(c).

Section 2.04. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Loans shall be in an amount not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Without the Administrative Agent’s consent, there shall not be more than eight (8) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 2.05. Repayment of Loans.

(a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans, together with interest thereon, outstanding on such date.

(b) The Initial Loans shall mature in quarterly installments, and the Borrower shall repay on each three-month anniversary of the Closing Date a principal amount of the Initial Loans equal to (i) the initial aggregate principal amount of the Initial Loans multiplied by (ii) the applicable percentage specified in the table below:

Installment	Aggregate Percentage
1-4	1.25%
5-12	2.50%
13-16	3.75%
17-20	15.0%

Each such payment shall be accompanied by accrued interest on the principal amount repaid.

(c) Prepayments of the Loans of any Tranche pursuant to Section 2.06 below shall be applied ratably by amount to subsequent scheduled installments of principal of the Loans of such Tranche.

Section 2.06. Prepayments and Commitment Reductions.

(a) Voluntary. The Borrower may, upon notice to the Administrative Agent, (i) at any time on or prior to the Closing Date, terminate or permanently and ratably reduce the Total Commitment or (ii) at any time after the Closing Date, voluntarily prepay the Loans of any Tranche in whole or in part without premium or penalty (except as set forth in Section 8.01 below); provided, in each case that (x) such notice must be received by the Administrative Agent no later than 11:00 a.m. (A) at least three (3) Business Days before the date of any reduction or termination of the Total Commitment or any prepayment of Eurodollar Loans or (B) at least one Business Day before the date of prepayment of Base Rate Loans (or, in each case, such shorter period of time then agreed to by the Administrative Agent) and (y) any reduction in the Total Commitment or prepayment of Loans (other than a prepayment in full) shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each such notice shall specify the date and amount of such reduction or prepayment and, in the case of prepayments, the type(s) of Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans. Any prepayment of the Loans shall be accompanied by all accrued interest on the amount prepaid, together, in the case of Eurodollar Loans, with any additional amounts required pursuant to Section 8.01. For the avoidance of doubt, any such notice may be conditioned upon the effectiveness and/or funding of other credit facilities.

(b) Mandatory. If the Articles of Arrangement have not been filed with the Director on or prior to the third Business Day (as defined in the Arrangement Agreement) following the Closing Date, the Borrower shall, on the fourth Business Day (as defined in the Arrangement Agreement) following the Closing Date, repay to the Lenders the aggregate principal amount of Loans, together with interest thereon, outstanding on such date.

Section 2.07. Payments. (a) Place of Payments. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 noon on the due date thereof at the Administrative Agent’s Office (or such other location as the Administrative Agent may designate to the Borrower). Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans of any Tranche ratably to the applicable Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

(b) Funding By Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to the Borrower with respect to any amount owing under this Section 2.07 shall be conclusive, absent manifest error.

(c) Application of Payments. Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.02 and 7.03 hereof or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) due and payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) due and payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender)) and amounts payable under Section 8.04, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause Fourth held by them (provided that such payment pursuant to this clause Fourth shall be applied first to Base Rate Loans and second to Eurodollar Loans in order of maturity); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Section 2.08. Evidence of Indebtedness. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.09. Incremental Loans. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional Tranches of term loans (the “Incremental Loans”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Loan is made (and after giving effect thereto) no Default or Event of Default shall exist, (ii) on the date of incurrence of any such Incremental Loans, the Borrower shall be in compliance with the covenants contained in Section 6.18 hereof on a pro forma basis (giving effect to such incurrence), (iii) the Borrower shall have delivered a certificate certifying as to clauses (i) and (ii) to the Administrative Agent, together with all calculations related thereto and (iv) the aggregate principal amount of the Incremental Loans shall not exceed $250,000,000. Each tranche of Incremental Loans shall be in an aggregate principal amount that is not less than $10,000,000 and be in an integral multiple of $5,000,000. The Incremental Loans (a) shall rank pari passu in right of payment with the Initial Loans, (b) shall not mature earlier than the Initial Maturity Date (but may, subject to clause (c) below, have amortization prior to such date), (c) shall not have a weighted average life that is shorter than the then-remaining weighted average life of the Initial Loans and (d) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than, taken as a whole) the Initial Loans, provided that (i) the terms and conditions applicable to Incremental Loans maturing after the Initial Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Initial Maturity Date and (ii) the Incremental Loans may be priced differently than the Initial Loans; provided further that if the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Loans) relating to any Incremental Loans exceeds the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Initial Loans) relating to the Initial Loans immediately prior to the effectiveness of the applicable Incremental Amendment by more than 0.50%, the Applicable Margin relating to the Initial Loans shall be adjusted to be equal to the Applicable Margin relating to such Incremental Term Loans minus 0.50%. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Incremental Loans may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Loans if such consent would be required under Section 10.10(b) for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. No Lender shall be obligated to provide any Incremental Loans unless it so agrees.

Section 2.10. Undrawn Commitment Fees.

The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage, an undrawn commitment fee which shall accrue at the rate of 0.25% per annum on the daily amount of the undrawn Commitment of such Lender during the period from and including the Effective Date to but excluding the Commitment Termination Date. Commencing on May 31, 2011, accrued fees shall be payable quarterly in arrears on the last day of each February, May, August and November prior to the Commitment Termination Date and on the Commitment Termination Date.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent To Effective Date. This Agreement shall be effective upon the receipt by the Administrative Agent, not later than March 4, 2011, of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower or Guarantor, as the case may be, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date):

(a) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(b) a Note duly executed by the Borrower in favor of each Lender requesting a Note;

(c) the Guaranty duly executed by each Guarantor;

(d) copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(e) copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with incumbency certificates and specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(f) copies of the certificates of good standing, or the nearest equivalent in the relevant jurisdiction, for the Borrower and each Guarantor (dated no earlier than 45 days prior to the Effective Date) from the office of the secretary of state or other appropriate governmental department or agency of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(g) a list of the Authorized Representatives; and

(h) the favorable written opinion of counsel to the Borrower and each Guarantor, in form and substance reasonably satisfactory to the Administrative Agent.

Section 3.02. Conditions Precedent to Closing Date. The obligation of each Lender to make an Initial Loan on the Closing Date shall be subject to the following conditions precedent:

(a) The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target for the three most recent fiscal years ended at least 90 days prior to the Closing Date (the Administrative Agent hereby acknowledges receipt of the audited financial statements of the Borrower for the 2008, 2009 and 2010 fiscal years and the Target for the 2007, 2008 and 2009 fiscal years) and (ii) unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target for each subsequent fiscal quarter ended at least 60 days before the Closing Date (it being agreed that with respect to the Target and its Subsidiaries, such financial statements shall be in conformity with GAAP as in effect in Canada);

(b) The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to clause (a) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement);

(c) The Administrative Agent shall have received the notice of borrowing required by Section 2.03 hereof;

(d) Since September 30, 2010, there having been no Target Material Adverse Effect;

(e) The Arrangement Agreement Representations shall be true and correct as of the Closing Date without regard to any materiality or material adverse effect qualification contained in them, except where the failure or failures of such Arrangement Agreement Representations to be so true and correct in all respects would not have a Target Material Adverse Effect, and the representations and warranties of the Target in Section 3.0(2)(c) of the Arrangement Agreement regarding the capitalization of the Target shall be true and correct in all material respects;

(f) The Specified Representations shall be true and correct as of the Closing Date;

(g) No Default or Event of Default arising under Section 7.01(a), Section 7.01(j) or Section 7.01(k) shall have occurred and be continuing as of the Closing Date;

(h) (i) All conditions set forth in Article 6 of the Arrangement Agreement shall have been satisfied or waived in accordance with the Arrangement Agreement without any waiver, amendment, supplement or other modification to the Arrangement Agreement that is materially adverse to the Lenders without the consent of the Administrative Agent and each Initial Lender, such consent not to be unreasonably withheld or delayed, except for (A) the conditions set forth in Section 6.03(3) of the Arrangement Agreement, (B) the delivery of items to be delivered on the Arrangement Effective Date and (C) the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Arrangement Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Arrangement Effective Date; provided, that the conditions set forth in Sections 6.01 and 6.02 of the Arrangement Agreement (other than with respect to the delivery of certificates) would be satisfied on the Closing Date if each reference to “Effective Time” or “Effective Date” therein were a reference to the Closing Date and (ii) the Escrow Arrangement shall be in effect;

(i) Each Lender shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act; and

(j) All fees required to be paid (including fees payable on or prior to the Closing Date pursuant to the Fee Letters) by the Borrower, and all expenses required to be reimbursed by the Borrower, to the Administrative Agent, the Lead Arrangers or any Lender (other than a Defaulting Lender) prior to the Closing Date shall have been paid, to the extent that invoices relating thereto have been presented to the Borrower prior to the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Article 3, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE 4

THE GUARANTIES

Section 4.01. Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by each Material Subsidiary (other than Cleveland Cliffs International Holding Company) pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent (as the same may be amended, modified or supplemented from time to time, individually a “Guaranty” and collectively the “Guaranties”); provided, however, notwithstanding the foregoing, no such guaranty will be required by a Material Subsidiary if doing so could have a material adverse effect on the Borrower’s or the Material Subsidiary’s income tax liability.

Section 4.02. Further Assurances. In the event the Borrower or any Restricted Subsidiary forms or acquires any other Restricted Subsidiary that is a Material Subsidiary after the Effective Date, the Borrower shall, in accordance with this Section 4.02, promptly upon such formation or acquisition cause such newly formed or acquired Restricted Subsidiary to execute a Guaranty, as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Restricted Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith; provided, however, notwithstanding the foregoing, no such guaranty will be required by a Material Subsidiary if doing so could have a material adverse effect on the Borrower’s or the Material Subsidiary’s income tax liability.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as of each of the Effective Date and the Closing Date to each Lender and the Administrative Agent, and agrees, that:

Section 5.01. Organization and Qualification. The Borrower and each of its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing (or, in each case, the foreign equivalent, if applicable) under the Laws of the jurisdiction of its organization, (b) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (c) is duly qualified and in good standing (or, in each case, the foreign equivalent, if applicable) in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authority and Enforceability. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and by each Guarantor have been duly authorized, executed, and delivered by such Person and constitute legal, valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at Law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Restricted Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of Law or any judgment, injunction, order or decree binding upon the Borrower or any Restricted Subsidiary or any provision of the organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement or other similar document) of the Borrower or any Restricted Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Restricted Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary.

Section 5.03. Financial Reports. The audited consolidated financial statements of the Borrower and its Restricted Subsidiaries as at December 31, 2010 fairly and adequately present, in all material respects, the consolidated financial condition of the Borrower and its Restricted Subsidiaries as at said date and the consolidated results of their operations and cash flows for the period then ended in conformity with GAAP applied on a consistent basis. Except as set forth on Schedule 5.3, neither the Borrower nor any Restricted Subsidiary has contingent liabilities or judgments, orders or injunctions against it that are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.01 hereof.

Section 5.04. No Material Adverse Change. Since December 31, 2010, there has been no change in the condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries except those occurring in the ordinary course of business, none of which in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.05. Litigation and Other Controversies. Except as set forth on Schedule 5.5, there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Borrower and its Restricted Subsidiaries, threatened against the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 5.06. True and Complete Disclosure. All information furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances under which such information was provided; provided that to the extent any such information was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions reasonable at the time made and due care in the preparation of such information, report, financial statement, exhibit or schedule.

Section 5.07. Use of Proceeds; Margin Stock. All proceeds of the Loans shall be used by the Borrower solely to pay the cash consideration payable pursuant to the Arrangement Agreement, to repay or defease certain Indebtedness of the Target and its Subsidiaries and to pay the fees and expenses incurred in connection with the Arrangement Agreement, this Agreement and related transactions. No part of the proceeds of the Loans will be used by the Borrower or any Restricted Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of the Loans nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock (as defined above) constitutes less than 25% of the value of those assets of the Borrower and its Restricted Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.08. Taxes. All material tax returns required to be filed by the Borrower or any Restricted Subsidiary in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon the Borrower or any Restricted Subsidiary or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid except to the extent that the Borrower or any Restricted Subsidiary is contesting the same in good faith. The Borrower does not know of any proposed additional material tax assessment against it or its Restricted Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and its Restricted Subsidiaries have been made for all open years, and for the current fiscal period.

Section 5.09. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, does not owe any liability to the PBGC or a Plan under Title IV of ERISA, except any such matters as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect. As of the Effective Date, neither the Borrower nor any Restricted Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA except such liabilities as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

Section 5.10. Subsidiaries. (a) Restricted Subsidiaries. Schedule 5.10(a) correctly sets forth, as of the Effective Date, each Restricted Subsidiary of the Borrower, its respective jurisdiction of organization and the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other equity interests of each of its Restricted Subsidiaries and also identifies the direct owner thereof.

(b) Unrestricted Subsidiaries. Schedule 5.10(b) correctly sets forth, as of the Effective Date, each Unrestricted Subsidiary of the Borrower, its respective jurisdiction of organization and the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other equity interests of each of its Unrestricted Subsidiaries and also identifies the direct owner thereof.

Section 5.11. Compliance with Laws. The Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, or any subdivision thereof, in respect of the conduct of their businesses and the ownership of their property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12. Environmental Matters. Except as disclosed in the Borrower’s most recent Form 10-K or Form 10-Q filed with the SEC on or prior to the Closing Date or for any matters that could not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, (b) there are no pending or, to the best knowledge of the Borrower and its Subsidiaries after due inquiry, threatened

Environmental Claims, including any such claims for liabilities under CERCLA relating to the disposal of Hazardous Materials, against the Borrower or any of its Subsidiaries or any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries, (c) there are no facts, circumstances, conditions or occurrences on any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries that, to the best knowledge of the Borrower and its Subsidiaries after due inquiry, could reasonably be expected (i) to form the basis of an Environmental Claim against, or result in liability under any Environmental Law to, the Borrower or any of its Subsidiaries or any such real property, or (ii) to cause any such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the Borrower or any of its Subsidiaries under any applicable Environmental Law, and (d) Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by the Borrower or any of its Restricted Subsidiaries.

Section 5.13. Investment Company. Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14. Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses of all other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

Section 5.15. Good Title. The Borrower and its Restricted Subsidiaries have good and marketable title, or valid leasehold interests, to their assets as reflected on the Borrower’s most recent consolidated balance sheet provided to the Administrative Agent, except for sales of assets in the ordinary course of business, subject to no Liens, other than Permitted Liens.

Section 5.16. Labor Relations. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Restricted Subsidiaries or, to the best knowledge of the Borrower and its Restricted Subsidiaries, threatened against the Borrower or any of its Restricted Subsidiaries, except such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Capitalization. Except as disclosed on Schedule 5.17, as of the Effective Date, all outstanding equity interests of the Borrower and each

Restricted Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable, and there are no outstanding commitments or other obligations of the Borrower or any Restricted Subsidiary to issue, and no rights of any Person to acquire, any equity interests in the Borrower or any Restricted Subsidiary.

Section 5.18. Other Agreements. Neither the Borrower nor any Restricted Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Restricted Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 5.19. Governmental Authority and Licensing. The Borrower and its Restricted Subsidiaries have received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding with respect to any such licenses, permits and approvals that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect is pending or, to the knowledge of the Borrower and its Restricted Subsidiaries, threatened.

Section 5.20. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Restricted Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.21. Affiliate Transactions. Except in connection with any Investment permitted hereunder or as set forth in Schedule 5.21 hereof, neither the Borrower nor any Restricted Subsidiary is a party to any contract or agreement with any of its Affiliates (other than any contract or agreement between the Borrower and any Domestic Subsidiary which is a Guarantor or between any Domestic Subsidiary which is a Guarantor and any other Domestic Subsidiary which is a Guarantor) on terms and conditions which are less favorable, taken as a whole, to the Borrower or such Restricted Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.22. Solvency. The Borrower and its Restricted Subsidiaries on a consolidated basis (a) prior to the Closing Date, without giving effect to the Transactions, and (b) on and after the Closing Date, after giving effect to the Transactions, are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 5.23. Foreign Assets Control Regulations and Anti-Money Laundering. (a) OFAC. Neither the Borrower nor any of its Restricted Subsidiaries is (i) a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Patriot Act. The Borrower and its Restricted Subsidiaries are in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as Amended.

Section 5.24. No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

ARTICLE 6

COVENANTS

The Borrower covenants and agrees that, so long as any Commitments are outstanding hereunder and until all Obligations are paid in full:

Section 6.01. Information Covenants. The Borrower will furnish to the Administrative Agent, with sufficient copies for each Lender:

(a) Quarterly Statements. Within 60 days after the close of each quarterly accounting period in each fiscal year of the Borrower, a consolidated balance sheet as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail, prepared by the Borrower in accordance with GAAP, and certified by the chief financial officer or other officer of the Borrower acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Restricted Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes. Any items required to be delivered pursuant to this Section need not to be separately delivered to the Administrative Agent if such items are publicly available through the SEC; provided that such items are filed with the SEC within the time allotted in this Section and, with respect to each such item other than a Form 10-K or a Form 10-Q, the Borrower furnishes to the Administrative Agent within the time allotted in this Section a written or electronic notice of such filing.

(b) Annual Statements. Within 90 days after the close of each fiscal year of the Borrower, a consolidated balance sheet as of the last day of the fiscal year then ended and the related consolidated statements of income and retained earnings and of cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion (as to scope and going concern) of a firm of independent public accountants of recognized national standing, selected by the Borrower and acceptable to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Restricted Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards. Any items required to be delivered pursuant to this Section need not to be separately delivered to the Administrative Agent if such items are publicly available through the SEC; provided that such items are filed with the SEC within the time allotted in this Section and, with respect to each such item other than a Form 10-K or a Form 10-Q, the Borrower furnishes to the Administrative Agent within the time allotted in this Section a written or electronic notice of such filing.

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 6.01(a) and (b), except for financial statements delivered pursuant to Section 6.01(a) with respect to a fiscal quarter that ends on the same date as the end of the Borrower’s fiscal year, a certificate of the chief financial officer or other officer of the Borrower acceptable to Administrative Agent in the form of Exhibit D (w) stating no Default or Event of Default has occurred during the period covered by such statements or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (x) confirming that the representations and warranties stated in Article 5 remain true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); (y) showing the Borrower’s compliance with the covenants set forth in Section 6.18 hereof and (z) showing a reconciliation (in form, substance and scope satisfactory to the Administrative Agent) of the financial statements delivered pursuant to Section 6.01(a) and (b), as applicable, with the calculation of financial covenants set forth in Section 6.18 hereof.

(d) Notice of Default or Litigation. Promptly, and in any event within five Business Days after any Responsible Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration, governmental proceeding or investigation pending against the Borrower or any of its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(e) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Borrower or any of its Restricted Subsidiaries (x) has filed with the Securities and Exchange Commission or any governmental agencies substituted therefor (the “SEC”) or any comparable agency outside of the United States or (y) has furnished to the shareholders or other security holders of the Borrower or any of its Restricted Subsidiaries that is a public issuer. Any items required to be delivered pursuant to this Section need not to be separately delivered to the Administrative Agent if such items are publicly available through the SEC; provided that such items are filed with the SEC within the time allotted in this Section and, with respect to each such item other than a Form 10-K or a Form 10-Q, the Borrower furnishes to the Administrative Agent within the time allotted in this Section a written or electronic notice of such filing.

(f) Environmental Matters. Promptly upon, and in any event within five Business Days after any Responsible Officer obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect: (i) any notice of Environmental Claim against the Borrower or any of its Subsidiaries or any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against, or result in liability under any Environmental Law to, the Borrower or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such real property under any

Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority. All such notices shall describe in reasonable detail the nature of the Environmental Claim, condition or occurrence or removal or remedial action to be undertaken by the Borrower or such Subsidiary.

(g) Other Information. From time to time, such other information or documents (financial or otherwise) relating to the Borrower or its Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its respective securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Lead Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as not being suitable for posting on a portion of the Platform designated “Public Investor.”

Section 6.02. Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers, representatives and agents of the Administrative Agent or any Lender, to visit and inspect any Property of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with its and their officers and independent accountants, all at such reasonable times upon reasonable advance notice as the Administrative Agent or any Lender may request; provided, however, that prior to the occurrence and continuance of an Event of Default, such visitations and inspections shall be no more frequent than once per fiscal year and shall be at the sole cost and expense of the Administrative Agent or such Lender.

Section 6.03. Maintenance of Property, Insurance, Environmental Matters, etc. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep its operating property, plant and equipment in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant and equipment are reasonably preserved and maintained and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice for operating plant and equipment, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried.

(b) Without limiting the generality of Section 6.03(a), the Borrower and its Restricted Subsidiaries, except to the extent that the aggregate effect of their failures to do so could not reasonably be expected to have a Material Adverse Effect: (i) shall comply with, and maintain all real property in compliance with, any applicable Environmental Laws; (ii) shall obtain and maintain in full force and effect all governmental approvals required for its operations at or on its properties by any applicable Environmental Laws; (iii) shall cure as soon as reasonably practicable any violation of applicable Environmental Laws with respect to any of its properties; (iv) shall not, and shall not permit any other Person to, own or operate on any of its properties any unauthorized landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state, provincial or territorial law, or any comparable law of any other jurisdiction; and (v) shall not use, generate, transport, treat, store, release or dispose of Hazardous Materials at or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws. With respect to any Release of Hazardous Materials, the Borrower and its Restricted Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released at or on any of its properties as required by any applicable Environmental Law.

Section 6.04. Preservation of Existence. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this Section 6.04 shall prevent, to the extent permitted by Section 6.15, sales of assets by the Borrower or any of its Restricted Subsidiaries, the dissolution or liquidation of any Restricted Subsidiary of the Borrower, or the

merger or consolidation between or among the Restricted Subsidiaries of the Borrower or any other transaction not expressly prohibited hereunder.

Section 6.05. Compliance with Laws. The Borrower shall, and shall cause each Restricted Subsidiary to, comply in all respects with the requirements of all Laws applicable to its property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property other than a Permitted Lien.

Section 6.06. ERISA. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan provided such occurrence could reasonably be expected to have a Material Adverse Effect, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor provided such termination or appointment could reasonably be expected to have a Material Adverse Effect, (c) its intention to terminate or withdraw from any Plan for which the reporting requirements are not waived provided such termination or withdrawal could reasonably be expected to have a Material Adverse Effect, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any of its Restricted Subsidiaries of any material liability, fine or penalty, or any increase in the contingent liability of the Borrower or any of its Restricted Subsidiaries with respect to any post-retirement Welfare Plan benefit provided such liability, fine or penalty or increase in contingent liability could reasonably be expected to have a Material Adverse Effect.

Section 6.07. Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge, all taxes, assessments, fees and other governmental charges imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, unless and until any Lien resulting therefrom attaches to any of its Property.

Section 6.08. Books and Records. The Borrower will, and will cause each of its Restricted Subsidiaries to (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP or in the case of any Foreign Subsidiary, GAAP as in effect in any applicable local jurisdiction, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

Section 6.09. Contracts with Affiliates. Except in connection with any Investment permitted hereunder or as set forth in Schedule 5.21, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than any arrangement between the Borrower and any Domestic Subsidiary which is a Guarantor or between any Domestic Subsidiary which is a Guarantor and any other Domestic Subsidiary which is a Guarantor) on terms and conditions which are less favorable to the Borrower or such Restricted Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 6.10. No Changes in Fiscal Year. The Borrower shall not change its fiscal year from its present basis.

Section 6.11. Change in the Nature of Business. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Restricted Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the date hereof; provided, however, that the foregoing shall not prevent the acquisition by the Borrower or any of its Restricted Subsidiaries of, or the entry into, any line of business that is related or complementary to the business in which they are engaged on the date hereof. Notwithstanding anything to the contrary herein, the Borrower shall not permit Cleveland-Cliffs International Holding Company to (a) own any assets other than equity interests in Foreign Subsidiaries, (b) construct, create, incur, assume or suffer to exist any Indebtedness (other than as permitted pursuant to Section 6.12(b)), and (c) create, incur or suffer to exist any Lien created for the purpose of securing Indebtedness.

Section 6.12. Indebtedness. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Obligations of the Borrower and its Restricted Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) intercompany Indebtedness among the Borrower and its Restricted Subsidiaries to the extent permitted by Section 6.15;

(c) (i) purchase money Indebtedness of the Borrower and its Restricted Subsidiaries, including any such Indebtedness assumed in connection with a Permitted Acquisition, (ii) Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries, including any such obligations assumed in connection with a Permitted Acquisition, and (iii) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (“Project Indebtedness”), including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on such assets before the acquisition thereof, and any refinancings of any such Project Indebtedness; provided that, with respect to Project Indebtedness permitted by clause (iii) of this Section, (w) such Project Indebtedness is initially incurred before or within 180 days after such acquisition or the completion of such construction or improvement, (x) such Project Indebtedness shall be secured only by the Property acquired, constructed or improved in connection with the incurrence of such Project Indebtedness, (y) with respect to such Project Indebtedness assumed in connection with a Permitted Acquisition, the amount of such Project Indebtedness shall not exceed 100% of the Total Consideration paid in connection with such Permitted Acquisition and (z) with respect to Project Indebtedness incurred to finance the acquisition of any fixed or capital assets, such Project Indebtedness shall constitute not more than 100% of the aggregate consideration paid with respect to such Property;

(d) customer advances for prepayment of ore sales;

(e) Indebtedness (i) in respect of any Permitted Securitization Financing and (ii) under the Portman Limited Facility, not to exceed $500,000,000 in the aggregate at any time;

(f) Hedging Liability to any Person, in all cases incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness in respect of bid, performance, surety, reclamation or other similar bonds or guaranties in the ordinary course of business, or any similar financial assurance obligations under Environmental Laws or worker’s compensation Laws or with respect to self-insurance obligations, including guarantees or obligations with respect to letters of credit supporting such obligations (in each case other than for an obligation for money borrowed);

(h) Contingent Obligations in respect of Indebtedness otherwise permitted under this Section 6.12;

(i) Indebtedness incurred in connection with any sale/leaseback transaction;

(j) Indebtedness of Non-Guarantor Subsidiaries not otherwise permitted by this Section; provided that the aggregate amount at any time outstanding of all such Indebtedness plus Indebtedness of the Borrower and all Restricted Subsidiaries secured by Liens shall not exceed 10% of consolidated total assets of the Borrower and its Restricted Subsidiaries as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness; and

(k) unsecured Indebtedness of the Borrower and the Guarantors not otherwise permitted by this Section.

Section 6.13. Liens. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a) Standard Permitted Liens;

(b) Liens on Property of the Borrower or any Restricted Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 6.12(c) hereof, representing or incurred to finance such Property, provided that, with respect to Indebtedness described in clauses (i) and (ii) of such Section, no such Lien shall extend to or cover other Property of the Borrower or such Restricted Subsidiary other than the respective Property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(c) any Lien in existence on the Effective Date and set forth on Schedule 6.13, any continuation or extension thereof or any Lien granted as a replacement or substitute therefor; provided that any such continued, extended, replacement or substitute Lien (i) except as permitted by Section 6.12, does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Effective Date, and (ii) does not encumber any Property other than the Property subject thereto on the Effective Date and any products or proceeds thereof to the extent covered by such Lien;

(d) Liens in favor of the administrative agent under the Revolver on cash collateral provided pursuant to Section 2.02(g) of the Revolver;

(e) Liens on Property of the Borrower or any Restricted Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 6.12(i); provided that any such Liens attach only to the Property being leased or acquired pursuant to such Indebtedness and do not encumber any other Property (other than any products or proceeds thereof to the extent covered by such Liens);

(f) Liens solely on any cash earnest money deposits in connection with any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition;

(g) Liens on cash or Cash Equivalents securing reimbursement obligations with respect to any standby letter of credit entered into in the ordinary course of business;

(h) Liens solely on the assets of the Cliffs Sonoma Entities in favor of the Cliffs Sonoma Entities’ joint venture partners in Sonoma; provided, that such Liens shall secure only amounts owed by Sonoma and the Cliffs Sonoma Entities to such joint venture partners;

(i) Liens incurred in connection with a Permitted Securitization Financing;

(j) other Liens with respect to obligations that do not in the aggregate exceed $50,000,000 at any time outstanding; and

(k) Liens securing Indebtedness; provided that the aggregate amount of such secured Indebtedness at any time outstanding plus the Indebtedness of Non-Guarantor Subsidiaries under Section 6.12(j), without duplication, shall not exceed 10% of consolidated total assets of the Borrower and its Restricted Subsidiaries as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness.

Section 6.14. Consolidation, Merger, Sale of Assets, etc. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or agree to any merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its operating properties, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:

(a) the sale and lease of inventory in the ordinary course of business;

(b) the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Borrower or its Restricted Subsidiaries, has become uneconomic, obsolete or worn out;

(c) the sale, transfer, lease, or other disposition of Property of the Borrower and its Wholly-Owned Subsidiaries which are Restricted Subsidiaries to one another;

(d) the merger of any Wholly-Owned Subsidiary with and into the Borrower or any other Wholly-Owned Subsidiary, provided that, (i) in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger and (ii) in the case of any merger involving a Domestic Subsidiary which is a Restricted Subsidiary and a Foreign Subsidiary which is a Restricted Subsidiary, such Domestic Subsidiary is the legal entity surviving the merger (provided, that in the case of a merger, amalgamation or consolidation between 7261489 Canada Inc. or Wabush Resources Inc. and Wabush Iron Co. Limited, either 7261489 Canada Inc. or Wabush Resources Inc. may be the surviving entity);

(e) the sale, transfer, lease, or other disposition of Property of the Borrower or any Restricted Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Restricted Subsidiaries not more than $100,000,000 during any fiscal year of the Borrower;

(f) the sale of the assets or the common stock of either Cliffs Erie or Golden West Resources Ltd.;

(g) the sale of all of the stock of or all or substantially all of the assets of Cliffs Synfuel Corp.;

(h) any Restricted Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to result in a Material Adverse Effect;

(i) licenses or leases of real or personal property in the ordinary course of business so long as such licenses or leases do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries;

(j) licenses, sublicenses or similar transactions of intellectual property in the ordinary course of business so long as such licenses or sublicenses or similar transactions do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries;

(k) the sale or other disposition of those Investments permitted by clauses (f), (l) and (p) of the definition of Restricted Investments;

(l) any merger or consolidation of the Borrower or any Restricted Subsidiary in connection with a Permitted Acquisition, provided that (i) subject to the following clause (ii), in the case of any merger involving any Wholly-Owned Subsidiary which is a Restricted Subsidiary, such Wholly-Owned Subsidiary is the legal entity surviving the merger, (ii) in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger, and (iii) in the case of any merger involving a Foreign Subsidiary which is a Restricted Subsidiary and a Domestic Subsidiary which is a Restricted Subsidiary, such Domestic Subsidiary is the legal entity surviving the merger;

(m) the sale, transfer, lease, or other disposition of Property of the Borrower or any Restricted Subsidiary, in any single transaction or series of related transactions, which are not sales, transfers, leases, or disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole; provided that the Borrower shall be in pro forma compliance with Section 6.18 hereof and in the case of any sale, lease, transfer or other disposition in excess of $100,000,000 shall deliver to the Administrative Agent at least 3 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to any such transaction a certificate confirming such pro forma compliance with Section 6.18; and

(n) the plan of arrangement pursuant to the Arrangement Agreement.

Section 6.15. Restricted Investments Prohibited. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, have, make or authorize any Restricted Investments.

Section 6.16. Dividends and Certain Other Restricted Payments. After the occurrence and during the continuation of a Default or an Event of Default, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than a dividend payable solely in stock or other equity interests) or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same; provided, however, that the foregoing shall not operate to prevent the making of dividends or distributions (i) by any Restricted Subsidiary of the Borrower to its parent corporation or (ii) previously declared by the Borrower if at the declaration date such payment was permitted by the foregoing.

Section 6.17. OFAC. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, (a) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (c) otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.18. Financial Covenants. (a) Maximum Ratio of Total Funded Debt to EBITDA. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the Leverage Ratio to be more than 3.50 to 1.00, provided, however, that if at the date of determination any of the 2013 PP Notes remain outstanding, then the Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the Leverage Ratio to be more than 3.25 to 1.00; provided further, however, that the Leverage Ratio may exceed 3.25 to 1.00 as of the last day of any fiscal quarter during a Transition Period if such Leverage Ratio exceeded 3.25 to 1.00 as a result of the Borrower or any Restricted Subsidiary creating, assuming, incurring, guaranteeing or otherwise becoming liable in respect of Acquisition Indebtedness, so long as the Leverage Ratio as of such date during any Transition Period shall not exceed 3.50 to 1.00.

(b) Minimum Interest Coverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the Interest Coverage Ratio at such time to be less than 2.50 to 1.00.

Section 6.19. Limitation on Assets and Operations of Cliffs Sonoma Entities. The Borrower shall not permit the Cliffs Sonoma Entities to own any assets other than in connection with Sonoma and any other assets necessary or incidental thereto, and the Borrower shall not permit the Cliffs Sonoma Entities to engage in any business or activity other than in connection with Sonoma and any other activities necessary or incidental thereto.

Section 6.20. Repayment of Target Indebtedness. Concurrently with the Arrangement Effective Date, substantially all of the existing Indebtedness of the Target and its subsidiaries (other than (i) the convertible debentures issued by the Target pursuant to that Trust Indenture, dated as of November 29, 2010, between the Target and Equity Financial Trust Company, (ii) indebtedness under the SK Credit Agreement, dated as of December 24, 2009, between the Target and SK Networks Co. Ltd. and (iii) other Indebtedness not to exceed $400,000,000 in the aggregate) shall be repaid, addressed by a Thompson Bond Reorganization or defeased pursuant to a Thompson Bond Defeasance.

ARTICLE 7

EVENTS OF DEFAULT AND REMEDIES

Section 7.01. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of (i) all or any part of the principal of or (ii) interest on any Loan or any other Obligation payable hereunder or under any other Loan Document which in the case of this clause (ii) is not paid within 5 Business Days;

(b) default in the observance or performance of any covenant set forth in Sections 6.04, 6.12, 6.13, 6.14, 6.15, 6.17 or 6.18 hereof;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(d) any representation or warranty made by the Borrower or any of its Restricted Subsidiaries herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with the Loans, proves untrue in any material respect as of the date of the issuance or making thereof;

(e) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Borrower or any of its Restricted Subsidiaries takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder that is not permitted hereunder;

(f) default shall occur under (i) any Indebtedness of the Borrower or any of its Restricted Subsidiaries aggregating in excess of $75,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) or (ii) any Hedge Agreement of the Borrower or any Restricted Subsidiary with any Lender or any Affiliate of a Lender;

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any of its Restricted Subsidiaries, or against any of its Property, in an aggregate amount in excess of $75,000,000 (except to the extent fully (excluding any deductibles or self-insured retention) covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h) the Borrower or any of its Restricted Subsidiaries, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $25,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any of its Restricted Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any of its Restricted Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Borrower or any of its Restricted Subsidiaries shall (i) have entered involuntarily against it an order (or the filing of a notice of intention in respect of a case or proceeding in respect thereof) for relief under any Debtor Relief Law, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, interim receiver, receiver and manager, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under any Debtor Relief Law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.01(k) hereof; or

(k) a custodian, receiver, interim receiver, receiver and manager, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Restricted Subsidiaries, or any substantial part of any of its Property, or a proceeding described in Section 7.01(j)(v) shall be instituted against the Borrower or any of its Restricted Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 7.02. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 7.01 hereof has occurred and is continuing at any time after the Closing Date, the Administrative Agent shall, by written notice to the Borrower, if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.01(c) or this Section 7.02, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.03. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.01 hereof (i) has occurred and is continuing at any time on or prior to the Closing Date, then the Commitment of each Lender shall immediately and automatically terminate and (ii) has occurred and is continuing at any time after the Closing Date, all outstanding Loans shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind which are hereby waived by the Borrower.

Section 7.04. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.01(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 7.05. Expenses. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Loans outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under any Debtor Relief Law involving the Borrower or any of its Restricted Subsidiaries as a debtor thereunder).

ARTICLE 8

CHANGE IN CIRCUMSTANCES AND CONTINGENCIES

Section 8.01. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other hedging contracts or agreements) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Article 3 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.03(a) hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.

Unless otherwise agreed to by any Lender, for purposes of calculating amounts payable by the Borrower to such Lender under this Section 8.01, such

Lender shall be deemed to have funded each Eurodollar Loan made by it at rate equal to LIBOR for such Loan by a matching deposit or other borrowing in the offshore interbank market for U.S. Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

Section 8.02. Illegality. If any Lender determines that any Law has made it unlawful for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans, to convert Base Rate Loans to Eurodollar Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 8.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the applicable offshore interbank market for U.S. Dollars for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed Eurodollar Loan, or (c) LIBOR for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 8.04. Increased Costs; Reserves on Eurodollar Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 8.04(e), other than as set forth below);

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); provided that this Section shall not apply to any Indemnified Taxes or Other Taxes covered by the provisions of Section 10.01(a); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), in each case by an amount deemed by such Lender to be material, then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 15 days prior to the relevant interest payment date, such additional interest or costs shall be due and payable 15 days from receipt of such notice.

Section 8.05. Substitution of Lenders. Upon the receipt by the Borrower of (a) a claim from any Lender for compensation under Section 8.04 or 10.01 hereof, (b) notice by any Lender to the Borrower of any illegality pursuant to Section 8.02 hereof or (c) in the event any Lender is a Defaulting Lender (any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable Law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional lender specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any Law, (ii) if the assignment is to a Person other than a Lender, the Borrower shall have received the written consent of the Administrative Agent, which consents shall not be unreasonably withheld or delayed, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.01 hereof as if the Loans owing to it were prepaid rather than assigned) other than principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof.

Section 8.06. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurocurrency market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any Guarantor shall have any rights as a third party beneficiary of any of such provisions.

Section 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.11 and 7.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (5) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (provided that during the existence of a Default or Event of Default, such consent shall not be required), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 10.13 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.09. Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Material Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower or the Administrative Agent (the “Withholding Agent”) shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Withholding Agent shall make such deductions and (iii) such Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification of the Administrative Agent. Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this paragraph (d). The agreements in paragraph (d) shall survive the resignation and/or replacement of the Administrative Agent.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(g) Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States:

(i) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. Federal backup withholding tax;

(ii) any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B) duly completed copies of Internal Revenue Service Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the

Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN;

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; or

(E) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made;

(iii) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 10.01(g)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Survival. Each party’s obligations under this Section 10.01 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 10.02. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.03. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.04. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes and levies that arise from any payment made under or from the execution, delivery or registration of, performing under or otherwise with respect to this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 10.05. Survival of Representations. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default on the Effective Date or the Closing Date, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.06. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 8.01, 8.04, 10.04 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 10.07. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 10.08. Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.8; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (1) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (2) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE

BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii)

the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.09. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10.10. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment (1) of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or (2) to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless the Administrative Agent consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for the assignment of Commitments (prior to the Closing Date) or Loans (from the Closing Date); provided that (1) if (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, then no such consent of the Borrower shall be required and (2) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of Loans or Commitments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an

Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Defaulting Lender. No such assignment shall be made to a Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.04 and 10.13 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in Sections 10.11(i) and 10.11(ii) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.01 and 8.04(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender, provided such Participant agrees to be subject to Section 10.07 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.04(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is a Foreign Lender shall not be entitled to the benefits of Section 10.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.01(g) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 10.11. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(i) no amendment or waiver pursuant to this Section 10.11 shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of, or postpone the date for any scheduled payment of any principal of or interest on, any Loan or of any fee payable hereunder without the consent of each Lender directly affected thereby, provided that each of the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto or (C) change the application of payments set forth in Section 2.07 hereof without the consent of each Lender adversely affected thereby; and

(ii) no amendment or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, change the definitions of Maturity Date or Required Lenders, change the provisions of this Section 10.11, release any Guarantor (except as otherwise provided for herein or in the other Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements by or payments to Lenders.

If any Lender (i) does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders or (ii) is a Defaulting Lender, the Borrower may replace such non-consenting Lender or Defaulting Lender in accordance with Section 8.05; provided that, with respect to a replacement pursuant to clause (i) above, such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Section 10.12. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and properly documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (other than a Defaulting Lender) (including the reasonable and properly documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender (other than a Defaulting Lender)), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender (other than a Defaulting Lender) in connection with the enforcement or protection of its rights (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (2) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable and properly documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim, or liability under any Environmental Law, related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Affiliates, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of its Affiliates against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Affiliate has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.03(f).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages)

arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.14. Set-off. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Article 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.15. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.16. Treatment of Certain Information; Confidentiality. The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with this Agreement, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that the Borrower is given written notice prior to any such disclosure to the extent not legally prohibited so that the Borrower may seek a protective order or other appropriate remedy, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Restricted Subsidiary relating to the Borrower or any Restricted Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Restricted Subsidiary, provided that, in the case of information received from the Borrower or any Restricted Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent and each Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Restricted Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 10.18. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of Law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of Law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.19. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable Law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury Laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.20. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.

Section 10.21. USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 10.22. Governing Law; Jurisdiction; etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND

DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.08(A). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.23. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.24. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and, the Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent and the Lead Arrangers on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent and the Lead Arrangers has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (ii) neither the Administrative Agent nor any of the Lead Arrangers has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and neither the Administrative Agent nor the Lead Arrangers has any obligation to disclose any of such interests to the Borrower or its Subsidiaries. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.25. Binding Effect. This Agreement shall be deemed to have become effective when (i) it shall have been executed by the Borrower and the Administrative Agent, (ii) the Administrative Agent shall have been notified by each Lender that such Lender has executed it and (iii) the conditions precedent to the Effective Date described in Section 3.01 shall have been satisfied. Thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

[Signature Pages To Follow]

This Agreement is entered into among us for the uses and purposes hereinabove set forth as of the date first above written.

CLIFFS NATURAL RESOURCES INC., as Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as a Lender and as Administrative Agent

By:
Name:
Title:

[Lender]

By:
Name:
Title:

Exhibit A

NOTICE OF BORROWING

Date:                     ,

To: JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders parties to the Term Loan Agreement, dated as of March 4, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Cliffs Natural Resources Inc., certain Lenders that are signatories thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Ladies and Gentlemen:

The undersigned, Cliffs Natural Resources Inc. (the “Borrower”), refers to the Term Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you irrevocable notice, pursuant to Section 2.03 of the Term Loan Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is                     ,                     .

2. The aggregate amount of the proposed Borrowing is                                                              .

3. The Borrowing is to be comprised of [Base Rate] [Eurodollar] Loans.

4. If applicable: The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be              [month(s)][days].

The undersigned hereby certifies that the Effective Date has occurred and that the conditions precedent to the Closing Date set forth in Section 3.02 of the Term Loan Agreement have been satisfied or waived as of the date of the proposed Borrowing.

A-1

CLIFFS NATURAL RESOURCES INC.

By:
Name:
Title:

A-2

Exhibit B

NOTICE OF CONTINUATION/CONVERSION

Date:                     ,

To: JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders parties to the Term Loan Agreement, dated as of March 4, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Cliffs Natural Resources Inc., certain Lenders that are signatories thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Ladies and Gentlemen:

The undersigned, Cliffs Natural Resources Inc. (the “Borrower”), refers to the Term Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you irrevocable notice, pursuant to Section 2.03 of the Term Loan Agreement, of the conversion/continuation of the Loans specified herein, that:

1. The Business Day of the proposed [conversion] [continuation] is                     ,                     .

2. The aggregate amount of the Loans to be converted/continued is                                                              .

3. The Loans are to be converted into/continued as [Eurodollar] [Base Rate] Loans.

4. If applicable: The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be              [month(s)][days].

[The undersigned hereby certifies that on the date hereof, and on the date of the proposed conversion into a Eurodollar Loan or continuation of a Eurodollar Loan, before and after giving effect thereto and to the application of the proceeds therefrom, no Event of Default has occurred and is continuing or would result from such proposed conversion/continuation.]1

[1]	To be included in the case of a continuation of, or a conversion into, a Eurodollar Loan.

B-1

CLIFFS NATURAL RESOURCES INC.

By:
Name:
Title:

B-2

Exhibit C

NOTE

Date:                    ,

For Value Received, the undersigned, Cliffs Natural Resources Inc., an Ohio corporation (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”) on the Maturity Date of the hereinafter defined Term Loan Agreement, at the Administrative Agent’s Office in U.S. Dollars in immediately available funds in accordance with Section 2.07 of the Term Loan Agreement, the aggregate principal amount of the Loan made by the Lender to the Borrower pursuant to the Term Loan Agreement, together with unpaid interest on the principal amount of the Loan outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Term Loan Agreement, the provisions of which are incorporated by reference in this Note.

This Note is one of the Notes referred to in the Term Loan Agreement, dated as of March 4, 2011, among Cliffs Natural Resources Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified, supplemented or restated from time to time, the “Term Loan Agreement”), and this Note and the holder hereof are entitled to all the benefits referred to therein, to which Term Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Term Loan Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Term Loan Agreement.

C-1

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

CLIFFS NATURAL RESOURCES INC.

By:
Name:
Title:

C-2

Exhibit D

CLIFFS NATURAL RESOURCES INC.

COMPLIANCE CERTIFICATE

To:	JPMorgan Chase Bank, N.A., as Administrative Agent under, and the Lenders party to, the Term Loan Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Term Loan Agreement, dated as of March 4, 2011 (as extended, renewed, amended or restated from time to time, the “Term Loan Agreement”), among Cliffs Natural Resources Inc. (the “Borrower”), certain Lenders that are signatories thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Term Loan Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                                  of Cliffs Natural Resources Inc.;

2. I have reviewed the terms of the Term Loan Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements, except as set forth below;

4. The financial statements required by Section 6.01 of the Term Loan Agreement and being furnished to you concurrently with this Compliance Certificate have been prepared in accordance with GAAP and fairly present in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its Restricted Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes;

5. The representations and warranties of the Borrower contained in Article 5 of the Term Loan Agreement are true and correct in all material respects as though made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they were true and correct in all material respects as of such date);

6. The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with the covenants set forth in Section 6.18 of the Term Loan Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Term Loan Agreement; and

7. Schedule II hereto sets forth a reconciliation of the financial statements delivered pursuant to Section 6.01 of the Term Loan Agreement with the calculation of financial covenants set forth in Schedule I.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of              201_.

CLIFFS NATURAL RESOURCES INC.

By:
Name:
Title:

SCHEDULE I

TO COMPLIANCE CERTIFICATE

CLIFFS NATURAL RESOURCES INC.

COMPLIANCE CALCULATIONS

FOR TERM LOAN AGREEMENT DATED AS OF MARCH 4, 2011

CALCULATIONS AS OF                                 ,

A.	Net Income
	l.	Net income (or net loss) of the Borrower and its Restricted Subsidiaries (on a consolidated basis) for past 4 quarters	$

	2.	Net income (or net loss) of any Person accrued prior to the date it became a Restricted Subsidiary of, or merged into or consolidated with, the Borrower or another Restricted Subsidiary	$

	3.	Net income (or net loss) of any Person (other than a Restricted Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries during such period	$

	4.	A1 – A2 – A3 (“Net Income”)	$

B.	EBITDA[1]
	l.	Net Income (from Line A4 above)	$

	2.	Interest Expense for past 4 quarters	$

	3.	Federal, state and local income taxes accrued for past 4 quarters	$

	4.	Depreciation and amortization expense for past 4 quarters	$

	5.	Non-cash items decreasing Net Income for past 4 quarters	$

	6.	Cash charges and other expenses associated with or relating to the Transactions in an aggregate amount not to exceed the lesser of $149,300,000	$

	7.	Costs associated with the issuance of Indebtedness (whether or not consummated) (but excluding any such costs amortized through or otherwise included or to be included in Interest Expense for any period)	$

	8.	Cash payments made during such period in respect of items added to the calculation of Net Income pursuant to C5 above during the past 4 quarters or any previous period	$

	9.	Non-cash items increasing Net Income for past 4 quarters	$

	10.	Bl + B2 + B3 + B4 + B5 + B6 + B7 – (B8 + B9) (“Historical EBITDA”)	$

	11.	EBITDA for any Person or business unit that has been acquired by the Borrower or any of its Restricted Subsidiaries for any portion of such period prior to the date of acquisition	$

	12.	EBITDA for any Person or business unit that has been disposed of by the Borrower or any of its Restricted Subsidiaries for the portion of such period after the date of disposition	$

	13.	B10 + B11 – B12 (“Pro Forma EBITDA (6.18(a))”)	$

[1]

Amounts computed in B2 through B9 should be without duplication. Notwithstanding the foregoing, for purposes of determining the EBITDA of CTIM for the fiscal quarters ending March 31, 2011, June 30, 2011 and September 30, 2011, such amount shall be calculated for the period from January 1, 2011 through the end of the relevant fiscal quarter then ending, as applicable, and multiplied by 4, 2 and 4/3, respectively.

C.	Maximum Ratio of Total Funded Debt to Pro Forma EBITDA (Section 6.18(a))

	l. Total Funded Debt	$

	2. Pro Forma EBITDA (6.18(a)) (from Line B13 above)	$

	3. Ratio of Line C1 to C2	:1.00

	4. Line C3 ratio must not exceed	3.25:1.00[2]

	5. The Borrower is in compliance (circle yes or no)	yes/no

D.	Minimum Interest Coverage Ratio (Section 6.18(b))

	l. Historical EBITDA (from Line C9 above)	$

	2. Interest Expense for past 4 quarters	$

	3. Ratio of Line D1 to D2	:1.00

	4. Line D3 ratio must not be less than	2.50:1.00

	5. The Borrower is in compliance (circle yes or no)	yes/no

[2]

If any of the 2013 PP Notes remain outstanding, then the Line C3 ratio must not exceed 3.25:1.00; provided, however, that the Line C3 ratio may exceed 3.25:1.00 during a Transition Period if such ratio exceeded 3.25:1.00 as a result of the Company or any Restricted Subsidiary creating, assuming, incurring, guaranteeing or otherwise becoming liable in respect of Acquisition Indebtedness, so long as the ratio as of such date during any Transition Period shall not exceed 3.50:1.00.

E.	Permitted Investment Amount

	1. Consolidated Net Income for the fiscal year ending December 31, 2011	$

	2. Consolidated Net Income for the fiscal year ending December 31, 2012	$

	3. Consolidated Net Income for the fiscal year ending December 31, 2013	$

	4. Consolidated Net Income for the fiscal year ending December 31, 2014	$

	5. Consolidated Net Income for the fiscal year ending December 31, 2015	$

	6. Sum of E1 to E5	$

	7. $608,180,000 + (20% of E6)	$

SCHEDULE II

TO COMPLIANCE CERTIFICATE

CLIFFS NATURAL RESOURCES INC.

RECONCILIATION OF FINANCIAL STATEMENTS TO COVENANT CALCULATIONS

FOR TERM LOAN AGREEMENT DATED AS OF MARCH 4, 2011

Exhibit E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions

[4]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[5]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[6]	Select as appropriate.
[7]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower: Cliffs Natural Resources Inc.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Term Loan Agreement

5.	Term Loan Agreement: Term Loan Agreement, dated as of March 4, 2011, by and among Cliffs Natural Resources Inc., the various institutions from time to time party thereto as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time)

6.	Assigned Interest:

Assignor[s][8]	Assignee[s][9]	Aggregate Amount of Commitment/Loans for all Lenders[10]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[11]	CUSIP Number

		$	$	%

		$	$	%

		$	$	%

[7.     Trade Date:                                 ]12

Effective Date:                             , 20

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[ ]

By:
Title:

ASSIGNEE
[ ]

By:
Title:

[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

[JPMORGAN CHASE BANK, N.A., as Administrative Agent] [1][3]

[ ]

By:
Title:

Consented to:

[CLIFFS NATURAL RESOURCES INC.] [1][4]

[ ]

By:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement.
[14]	To be added only if the consent of the Borrower is required by the terms of the Term Loan Agreement.

Annex 1 to

Assignment and Assumption

Standard Terms and Conditions For

Assignment and Assumption

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 10.10(b)(iii), (v) and (vi) of the Term Loan Agreement (subject to such consents, if any, as may be required under Section 10.10(b)(iii) of the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York